Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Psychemedics Corporation

Acton, Massachusetts

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 26, 2016, relating to the financial statements of Psychemedics Corporation (the “Company”) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

/s/ BDO USA, LLP

Boston, Massachusetts

June 1, 2016